UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2018

BIOLIFE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, WA	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (425) 402-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 22, 2018, BioLife Solutions, Inc. (the “Company”) and Savsu Technologies, LLC (“Savsu”) amended their arrangement with respect to their joint venture, biologistex CCM, LLC (“biologistex”). As described in more detail below, in exchange for the Company’s agreement to terminate that certain Services Agreement, dated December 31, 2016 (the “Services Agreement”), between the Company and Savsu relating to the provision of services by the Company to biologistex in exchange initially for cash payments and thereafter for a portion of biologistex’s future revenues, Savsu agreed to (i) revise a provision of that certain Contribution Agreement, dated December 31, 2016 (the “Contribution Agreement”), between the Company and Savsu eliminating the requirement that the Company transfer a portion of its equity of biologistex to Savsu on December 31, 2018 and (ii) amend a provision of that certain Amended and Restated Operating Agreement of biologistex, dated December 31, 2016 (the “Operating Agreement”), reflecting the percentage of profits and losses that each of the Company and Savsu will share in of biologistex.

Biologistex is a joint venture entered into by the Company and Savsu on or about September 29, 2014 for the purpose of acquiring, developing, maintaining, owning, operating, leasing and selling an integrated platform of a cloud-based information service and precision thermal shipping products based on Savsu’s next generation evo® smart container shipment platform. On December 31, 2016, the Company restructured the biologistex joint venture by (i) entering into the Contribution Agreement pursuant to which the Company and Savsu each contributed certain assets to biologistex in exchange for additional equity in the joint venture (ii) entering into the Services Agreement and (iii) amending the biologistex operating agreement. For more information regarding the restructuring, please refer to the Company’s public filings with the Securities and Exchange Commission and specifically, the Company Current Report on Form 8-K filed January 4, 2017.

On January 22, 2018, in consideration of the Company’s agreement to terminate the Services Agreement, the Company and Savsu entered into Amendment No. 1 to Contribution Agreement (the “Contribution Agreement Amendment”) and Amendment to the Amended and Restated Operating Agreement of biologistex CCM, LLC (the “Operating Agreement Amendment”).

Pursuant to the Contribution Agreement Amendment, the parties agreed to amend a provision in the Contribution Agreement that required the Company to transfer to Savsu a portion of its equity stake in biologistex which would have reduced the Company’s ownership in biologistex from 40% to 25% on December 31, 2018. As a result of the Contribution Agreement Amendment, the Company will now maintain a 35% ownership stake in biologistex, subject to ordinary dilution.

Pursuant to the Operating Agreement Amendment, the parties agreed to amend the profit sharing provision of the Operating Agreement. As a result of the Operating Agreement Amendment, the Company will receive 35% of the profits and losses of biologistex, subject to ordinary dilution, moving forward. Prior to the Operating Agreement Amendment, the Company would have been entitled to receive 40% of the profits and losses of biologistex for the fiscal year ended December 31, 2018 and would have been entitled to receive 25% of the profits and losses beginning January 1, 2019 and continuing thereafter.

The foregoing summaries of the Contribution Agreement Amendment and Operating Agreement Amendment are qualified in their entirety by reference to the text of each agreement, copies of which will be attached as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioLife Solutions, Inc.

Date: January 26, 2018	By:	/s/ Roderick de Greef
Name: Roderick de Greef Title: Chief Financial Officer